Exhibit 10.33

UNITI GROUP INC.
ANNUAL SHORT-TERM INCENTIVE PLAN

Section 1. Purpose of the Plan. The purpose of this Annual Short-Term Incentive Plan (this “Plan”) is to motivate the officers, consultants and other key employees of Uniti Group Inc., a Delaware corporation (the “Corporation”), to assist the Corporation in attracting and retaining qualified officers, consultants and other key employees, and to promote the alignment of such persons’ interests with those of the Corporation’s stockholders. The Compensation Committee of the Board of Directors approved the terms of this Plan on February 26, 2026.
Section 2. Definitions. The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
(a)“Award” means any Short-Term Incentive Bonus granted under this Plan.
(b)“Board” means the Board of Directors of the Corporation.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the Compensation Committee of the Board, which has been appointed to administer this Plan.
(e)“Corporation” means Uniti Group Inc., a Delaware corporation, and any direct or indirect subsidiary thereof.
(f)“Eligible Participant” means a person who is selected by the Committee to participate in this Plan and who is at the time an officer, consultant or other key employee of the Corporation.
(g)“Employee” means an individual who is an employee of the Corporation who is reported on the payroll records as a common-law employee.
(h)“Evidence of Award” means an agreement, certificate, resolution or other type of form of writing or other evidence approved by the Committee which sets forth the terms and conditions of a Short-Term Incentive Bonus. An Evidence of Award may be in an electronic medium, and, with the approval of the Committee, need not be signed by a representative of the Corporation or an Eligible Participant.
(i) “Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, any of which can be based on a consolidated, division, department, line of business, subsidiary or other business unit or per share basis: revenues; annualized revenues; normalized revenues; revenue diversification; monthly recurring revenues; accounts receivable; monthly accounts receivable; sales bookings; weighted average revenue per unit; earnings from operations; operating income; earnings before or after interest and taxes; operating income before or after interest and taxes; operating profit, net operating profit or controllable operating profit; net income; cash flow; earnings per share; net debt or other measure of debt levels; debt to capital ratio; leverage ratio; coverage ratio; economic value added; return on total capital; return on invested capital; return on equity or average shareholder equity; return on assets; total return to stockholders; growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items (EBITDA); adjusted EBITDA; annualized adjusted EBITDA; normalized adjusted EBITDA; EBITDA diversification; operating income before or after interest,
4912-3002-7666.1

taxes, depreciation, amortization or extraordinary or special items; return on investment; free cash flow; cash flow return on investment (discounted or otherwise); return on operating revenue; net cash provided by operations; funds from operations;; cash flow in excess of cost of capital; operating margin; operating expenses; operating expense as a percentage of revenue; overhead or gross expense management; profit margin; contribution margin; stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified capital markets; credit rating; capital market transactions; stakeholder engagements; corporate development; acquisitions or divestitures consummated; product development; strategic partnering; strategic plan development and implementation; research and development; return on research and development; technology development programs; market penetration; geographic business expansion goals (e.g., opening of new offices in new geographic areas); infrastructure support programs; cost targets; customer satisfaction; quality improvements; contract awards or backlog; strategic plan development and implementation; succession plan development and implementation; gross or net additional customers; average customer life; market share or customer indicators; employee satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; and any other performance criteria as may be selected by the Committee and any combination of the foregoing.
(j) “Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable to an Eligible Participant for a Performance Period. Performance Goals shall be based upon one or more Performance Criteria.
(k)“Performance Period” means the period for which performance is calculated and which, unless otherwise indicated by the Committee, will be the calendar year.
(l)“Plan” means this Annual Short-Term Incentive Plan of the Corporation.
(m)“Short-Term Incentive Bonus” means the incentive compensation granted to an Eligible Participant pursuant to Section 4 of this Plan.
(n)“Subsidiary” means a corporation, partnership or other legal entity in which at least 50% of the total combined voting power of all classes of stock or membership or partnership interests which is owned by the Corporation, either directly or through one or more other Subsidiaries.
Section 3. Administration. This Plan will be administered by the Committee. In addition to any other powers granted to the Committee, the Committee will have the following powers:
(a)to determine the persons who shall be Eligible Participants;
(b)to determine whether and to what extent Short-Term Incentive Bonuses are to be granted under this Plan to Eligible Participants;
(c)to determine whether and to what extent Short-Term Incentive Bonuses are to be subject to Performance Goals;
(d)to determine the applicable Performance Goals that govern Short-Term Incentive Bonuses awarded for any Performance Period, if applicable;
(e)to determine whether the Performance Goals required to receive Short-Term Incentive Bonuses have been satisfied and to what extent they have been satisfied, if applicable;
(f)to construe and interpret this Plan or any Evidence of Award;
(g)to require, at the time Short-Term Incentive Bonuses are to be paid, the making of any representations or agreements that the Committee may deem necessary or advisable in
4912-3002-7666.1

order for the Corporation to comply with the securities laws of the United States of America or of any state or any rule or regulation thereunder;
(h)to provide for satisfaction of an Eligible Participant’s tax liabilities arising in connection with this Plan;
(i)to establish, amend or rescind any rules and regulations relating to the Plan; and
(j)to make all other determinations and take all other actions necessary or advisable for the administration of this Plan.
Any determinations or actions made or taken by the Committee pursuant to this Section 3 will be binding and final.
Section 4. Short-Term Incentive Bonuses. Each year the Committee will establish Award opportunities for Eligible Participants. Each Award shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, consistent with this Plan, as the Committee may approve. Award opportunities shall be set as a percentage of base salary. The Committee may, but need not, establish Performance Goals for the determination of potential Short-Term Incentive Bonuses hereunder.
Section 5. Payment of Awards. Unless otherwise provided in the applicable Evidence of Award, for Short-Term Incentive Bonuses subject to Performance Goals, following the completion of each Performance Period, the Committee shall certify in writing whether the Performance Goals have been achieved during the specified Performance Period. As soon as practicable following the Committee’s determination for the applicable Performance Period, but absolutely no later than the fifteenth day of the third month following the end of such Performance Period, each Eligible Participant shall receive a cash lump sum payment of his or her Award, less required withholding. Payment of any other Award shall occur in accordance with the applicable Evidence of Award.
Section 6. Termination or Amendment. The Committee may amend or terminate this Plan in any respect at any time. Committee approval must be accompanied by (a) stockholder approval in those cases in which amendment requires stockholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the shares of common stock of the Corporation are listed or quoted, and (b) affected Eligible Participant approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or Awards. The Short-Term Incentive Bonus provisions may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board.
Section 7. Effectiveness of this Plan. This Plan is effective as of February 26, 2026, the date of adoption of this Plan by the Committee.
Section 8. Term of this Plan. This Plan shall continue indefinitely until terminated by the Committee, and no Award(s) shall be made hereunder after such termination. Awards outstanding at the termination of the Plan will continue in accordance with their terms and will not be affected by such termination.
Section 9. Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors of the Corporation or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any grant or Award hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.
4912-3002-7666.1

Section 10. Beneficiaries; Prohibition on Assignments. Each Eligible Participant may designate a beneficiary or beneficiaries to receive, in the event of such Eligible Participant’s death, any Award amounts due to the Eligible Participant under the Plan. Each Eligible Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Corporation to such effect. If any Eligible Participant dies without naming a beneficiary or if all the beneficiaries named by an Eligible Participant predecease the Eligible Participant, then any Award amounts due to the Eligible Participant shall be paid to the Eligible Participant’s estate. Prior to an Eligible Participant’s death, except as otherwise required by applicable law, any interest, benefit, payment, claim or right of such Eligible Participant under the Plan may not be sold, transferred, assigned, pledged, encumbered or hypothecated by the Eligible Participant and any such action will be null and void. During the lifetime of an Eligible Participant, payment of an Award shall only be made to the Eligible Participant.
Section 11. General Provisions.
(a)The establishment of this Plan will not confer upon any Eligible Participant or Employee, any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in this Plan or an employment or other agreement of the Eligible Participant, if any.
(b)This Plan does not constitute inducement or consideration for the employment of any Employee, nor is it a contract of employment between the Corporation or any Subsidiary and any Employee. Participation in this Plan, or the receipt of a grant or Award hereunder, will not give an Employee any right to be retained in the service of the Corporation or any Subsidiary.
(c)The interests of any Employee under this Plan are not subject to the claims of creditors of the Employee or any beneficiary and may not, in any way, be assigned, alienated or encumbered except as otherwise provided herein.
(d)The Committee, in its sole discretion, may reduce any amounts otherwise payable to any Eligible Participant in order to satisfy any liabilities owed to the Corporation or any of its Subsidiaries by the Eligible Participant, but only to the extent any such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.
(e)Any Awards made hereunder shall be subject to the clawback policy adopted by the Board or a committee of the Board, as such policy may be amended from time to time.
(f)The Corporation may withhold any federal, state or local taxes required with respect to any distribution under this Plan. The Employee shall take whatever action the Committee deems appropriate with respect to withholding of taxes, including, but not limited to, the Employee remitting to the Corporation any taxes required to be withheld by the Corporation under federal, state or local law as a result of the distribution.
(g)Notwithstanding anything contained herein to the contrary, this Plan shall be administered and operated in accordance with any applicable laws and regulations, including, but not limited to, Section 409A of the Code. The Corporation reserves the right to amend this Plan at any time in order for this Plan to comply with any such laws and regulations.
(h)This Plan will be governed, construed and administered in accordance with the laws of Delaware.
(i)If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included.

4912-3002-7666.1

*****************

4912-3002-7666.1